UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2007

     FIRST DEFIANCE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

OHIO	0-26850	34-1803915
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

            601 Clinton Street, Defiance, Ohio 43512
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (419) 782-5015

            Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement.

On October 2, 2007, First Defiance Financial Corp. (the “Company”) executed an Agreement and Plan of Merger (the “Merger Agreement”) with Pavilion Bancorp, Inc. (“Pavilion”) under which Pavilion and its wholly owned subsidiary, the Bank of Lenawee (“Lenawee”), will be merged (the “Merger”) with and into the Company and its wholly owned subsidiary, First Federal Bank of the Midwest (“First Federal”). In the transaction, the Company will pay $37.50 in cash and 1.4209 shares of stock of the Company for each outstanding share of Pavilion. The total value of the transaction is approximately $55.7 million based on the October 2, 2007 closing value of the Company’s stock.

The Merger Agreement contains customary representations, warranties and covenants of the Company and Pavilion, including, among others, Pavilion’s covenant to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the completion of the Merger and not to engage in certain transactions during such period without the consent of the Company in writing. In addition, Pavilion has agreed to convene a special meeting of its shareholders to consider the approval of the Merger Agreement. Pavilion has also agreed not to solicit or initiate any proposals or offers from any person or entity relating to competing business combination transactions. In connection with the execution of the Merger Agreement, each of the directors and executive officers of Pavilion has signed an agreement to vote the shares they own in Pavilion in favor of the Merger.

The anticipated acquisition is subject to approval by Pavilion’s shareholders, receipt of appropriate regulatory approvals and certain other closing conditions, including the accuracy of representations and warranties set forth in the Merger Agreement. The Merger Agreement contains certain termination rights for both the Company and Pavilion, and further provides that in the event Pavilion executes a definitive agreement with another party within 12 months of the termination of the Merger Agreement, Pavilion could be required to pay a termination fee of $2,000,000. Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the Boards of Directors of both companies, the transaction is expected to be completed late in the first quarter of 2008.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2 and is incorporated herein by reference.

           The Company will be filing a Registration Statement on Form S-4 concerning the Merger with the SEC, which will include the joint prospectus/proxy statement that will be mailed to Pavilion’s shareholders.  WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain the documents free of charge, when filed, at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by the Company will be available free of charge from the Secretary of the Company at 601 Clinton Street, Defiance, Ohio 43512, telephone (419) 782-5015.  INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE

MAKING A DECISION CONCERNING THE MERGER.  Copies of all recent proxy statements and annual reports of the Company are also available free of charge from the Company by contacting the company secretary.

           The Company, Pavilion and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the Merger.  Additional information about the directors and executive officers of the Company may be obtained through the SEC’s website from the definitive proxy statement filed by the Company with the SEC on March 20, 2007.  Additional information about the directors and executive officers of Pavilion may be obtained through the SEC’s website from the definitive proxy statement filed by Pavilion with the SEC on March 20, 2007.  Additional information about participants in the proxy solicitation and their interests in the transaction will be contained in the joint prospectus/proxy statement to be filed with the SEC.

Section 7 – Regulation FD

Item 7.01.             Regulation FD Disclosure.

           The Company has decided to convert to a bank holding company and to convert its wholly owned subsidiary, First Federal Bank of the Midwest, into a national bank.  The applications for these conversions have not yet been filed, but they are expected to be completed prior to the completion of the Merger.

Section 9 – Financial Statements and Exhibits

Item 9.01.             Financial Statements and Exhibits

(a) Financial Statements of businesses acquired. Not Applicable

(b) Pro forma financial information. Not Applicable

(c) Shell company transactions. Not Applicable

(d) Exhibits

2	Agreement and Plan of Merger dates as of October 2, 2007 by and between First Defiance Financial Corp. and Pavilion Bancorp, Inc.

99         Company Press Release dated October 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST DEFIANCE FINANCIAL CORP.

By: /s/ John C. Wahl

Date: October 4, 2007